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                                                                    EXHIBIT 12.1

RATIOS OF EARNINGS TO FIXED CHARGES

AS OF DECEMBER 31, 1996



                                                1996       1995       1994       1993       1992
                                               -------    -------    -------    -------    -------
COMPUTATION OF INCOME:
Income before income taxes...................  239,737    205,017    178,438    152,509    114,118
+ fixed charges..............................   57,472     68,886     49,346     26,422     25,361
                                               -------    -------    -------    -------    -------
  "Earnings" excluding interest on
     deposits................................  297,209    273,903    227,784    178,931    139,479
Interest on deposits.........................  262,675    265,972    175,220    170,922    210,339
                                               -------    -------    -------    -------    -------
  "Earnings" including interest on deposit...  559,884    539,875    403,004    349,853    349,818
                                               -------    -------    -------    -------    -------
COMPUTATION OF FIXED CHARGES:*
Net rental expense...........................    7,583      7,370      8,228      7,960      7,987
  Portion of rentals deemed representative of
     interest................................    2,528      2,457      2,743      2,653      2,662
  Interest exp-STB...........................   42,999     55,227     39,081     17,752     16,883
  Interest exp-LTD...........................   11,652     10,997      9,317      6,017      5,816
  Premium/(discount) on debt.................      293        205    (1,795)
  Preferred stock dividends**................       --         --         --         --         --
                                               -------    -------    -------    -------    -------
  FIXED CHARGES BEFORE INTEREST EXP ON
     DEPOSITS................................   57,472     68,886     49,346     26,422     25,361
Interest on deposits.........................  262,675    265,972    175,220    170,922    210,339
                                               -------    -------    -------    -------    -------
  FIXED CHARGES INCLUDING INTEREST EXPENSE ON
     DEPOSITS................................  320,147    334,858    224,566    197,344    235,700
                                               -------    -------    -------    -------    -------

RATIO OF EARNINGS TO FIXED CHARGES:
  Excluding interest on deposits.............      517%       398%       462%       677%       550%
  Including interest on deposits.............      175%       161%       179%       177%       148%

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS:
  Excluding interest on deposits.............      517%       397%       457%       637%       515%
  Including interest on deposits.............      175%       161%       179%       176%       147%


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 * Interest includes any capitalized interest in addition to any discount or premium.



** Includes only preferred stock dividend requirements of majority-owned subs and 50%-owned persons (parent company preferred stock dividends excluded).